Exhibit 3.1

AMENDMENTS

TO THE

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

AURORA TECHNOLOGY ACQUISITION CORP.

AURORA TECHNOLOGY ACQUISITION CORP.

(the “Company”)

RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

RESOLVED, as a special resolution that, effective immediately, the Amended and Restated Articles of Association of the Company be amended by:

deleting Article 37.2 in its entirety and replacing it with the following:

“The Company has until 12 months from the closing of the IPO to consummate a Business Combination, provided however that if the board of directors anticipates that the Company may not be able to consummate a Business Combination within 12 months of the closing of the IPO, the Company may, by resolution of directors if requested by the Sponsor, extend the period of time to consummate a Business Combination up to six times, each by an additional one month (for a total of up to 18 months to complete a Business Combination), subject to the Sponsor depositing additional funds into the Trust Account in accordance with terms as set out in the trust agreement governing the Trust Account and referred to in the Registration Statement, as may be amended from time to time. In the event that the Company does not consummate a Business Combination within 12 months from the closing of the IPO or within up to 18 months from the closing of the IPO (subject in the latter case to valid one-month extensions having been made in each case (such date falling 12 months or up to 18 months, as applicable, after the closing of the IPO being referred to as the Termination Date)), such failure shall trigger an automatic redemption of the Public Shares (an Automatic Redemption Event) and the directors of the Company shall take all such action necessary to (i) cease all operations except for the purpose of winding up (ii) as promptly as reasonably possible but no more than ten (10) Business Days thereafter to redeem the Public Shares to the holders of Public Shares, on a pro rata basis, in cash at a per-share amount equal to the applicable Per-Share Redemption Price; and (iii) as promptly as reasonably possible following such Automatic Redemption Event, subject to the approval of our remaining Members and our directors, liquidate and dissolve the Company, subject to the Company’s obligations under the Act to provide for claims of creditors and the requirements of other applicable law. In the event of an Automatic Redemption Event, only the holders of Public Shares shall be entitled to receive pro rata redeeming distributions from the Trust Account with respect to their Public Shares.”

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